Exhibit 10.15

EXECUTIVE EMPLOYMENT

THIS AGREEMENT (“Agreement”) is made as of [8/23], 2021, by and between, U.S. Lumber Group, LLC, a Delaware limited liability company (the “Company”), and Chris Gerhard, a resident of Virginia (“Executive”).

WHEREAS, the Company desires to employ Executive in the capacity and on the terms and conditions set forth herein, and Executive desires to be employed by the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree as follows:

Section 1. Effective Date. The Agreement will take effect upon the execution of the Agreement (the “Effective Date”).

Section 1.01. Employment. Under and subject to the terms and conditions set forth herein, the Company hereby employs Executive as the Executive Vice President of the Company, and Executive hereby accepts such employment.

Section 2. Term. The term of employment under this Agreement shall begin on the Effective Date, and, unless sooner terminated as provided in Sections 6 and 7, shall remain in effect until the fifth (5th) anniversary of the Effective Date (the “Term”). The term of employment shall be extended for additional consecutive one (1) year terms (“Renewal Terms”) unless either party shall give to the other party written notice not less than ninety (90) days prior to the end of the Term or any Renewal Term that such party does not wish to extend the term of employment.

Section 3. Duties. Executive shall serve as the Executive Vice President of the Company and in such capacity shall report to the President and Chief Executive Officer of the Company. Executive shall perform such duties as are customary for Executive’s position with companies which are similar in size, nature and complexity to the Company and shall also perform such additional duties as the President and CEO may assign to him from time to time. Executive shall:

(a) conduct himself at all times with integrity and in an ethical manner;

(b) devote substantially all of his working time to the duties of his employment hereunder, and Executive shall apply his full effort, energy and skill to performance of his duties hereunder;

(c) perform his duties hereunder faithfully, loyally, and industriously, subject to the supervision of the Board; and

(d) follow and implement diligently all lawful management policies and decisions of the Board and the Company that are communicated to him.

Section 3.02. This Section 3 shall not be construed to prohibit Executive from: (1) participating in and on corporate, civil or charitable organizations, including boards or committees; (2) delivering lectures or fulfilling speaking engagements; and (3) managing personal investments so long as they do not materially interfere with his duties to the Company and are not in connection with a Competing Business, as defined in Section 9.02(b) below.

Section 3.03. Transfer, Demotion, or Material Change in Duties. Executive shall be assigned to and shall perform such duties at the Company’s headquarters in Duluth, Georgia. Executive and the Company agree and acknowledge that, if Executive’s primary job location is transferred more than 50 miles away from the Company’s current headquarters in Duluth, Georgia, he is demoted, or if his duties or authority materially change from those set forth in Section 3 above, such transfer, demotion, or material change in duties shall constitute Good Reason, as defined in Section 6.06 below.

Section 4. Compensation. In consideration of the services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of three hundred and fifty thousand dollars ($350,000) per fiscal year (the “Base Salary”). The Base Salary shall be paid in such installments and at such times as the Company pays its other salaried employees. The Company also shall pay Executive a one-time, signing bonus of five hundred and twenty-eight thousand dollars ($528,000) at the end of the first full month of Executive’s employment. Executive will also be eligible to participate in the Company’s annual bonus plan that is made available to senior executives of the Company, with an annual target bonus of fifty percent (50%) of Base Salary subject to performance conditions as may be established by the Board (the “Bonus”). The Base Salary and Bonus will be subject to annual adjustment based on the recommendations of the Board and the approval of such adjustment by the Board. Adjustment of the Base Salary and Bonus may be adjusted upward, but not downward, and shall be based upon the performance by Executive of his duties hereunder and the financial performance of the Company. The Company shall deduct or cause to be deducted all taxes and amounts required by law to be withheld from Executive’s compensation and benefits set forth in this Section 4 and in Section 5. To the extent earned, the Bonus will be paid in a cash lump sum by March 15th of the year following the year to which it relates.

Section 4.01. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, provided Executive incurs and accounts for such expenses in accordance with all the Company policies and directives as in effect from time to time. Additionally, the Company will reimburse the Executive’s reasonable moving expenses incurred during the move of his residence from Winchester, Virginia to the Atlanta, Georgia area.

Section 5. Benefits and Insurance. Executive shall have the right to participate in the Company’s retirement and welfare benefit plans on the same basis as other senior executives of the Company and pursuant to the terms of such plans. The Company shall not be required to adopt, amend or continue any insurance plans or fringe benefit plans, and the Company retains the right to amend or terminate any such plans.

Section 5.01. Paid Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, plus such additional days paid sick leave in accordance with the Company’s sick leave policy. Executive shall take vacation at such times and intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder. In all other respects, Executive shall be subject to the Company’s vacation and sick leave policies that are in effect during Executive’s employment.

Section 5.02. Life Insurance. The Company may obtain, in the name and for the benefit of the Company, such life, disability and other insurance policies on Executive as the Board may from time to time determine to be in the interest of the Company. Executive shall take such medical and physical examinations as are required to obtain such insurance policies, but the Company shall not utilize information gained as a result of such examinations for any purpose other than for securing key man insurance. The Company also shall provide Executive term life insurance in the amount of two million dollars ($2,000,000) for the benefit of the Executive’s family. The Company will not be responsible for premium payments upon the Termination Date as defined in Section 7.

Section 5.03. Car. During the term of this Agreement, the Company shall provide Executive with a car (or a reasonable car allowance) of similar make and model to the car the Company owns or leases on behalf of the Executive as of the Effective Date for Executive’s use.

Section 6. Termination. Executive’s employment hereunder may be terminated at the end of the Term or any Renewal Term as provided in Section 2, or earlier as follows.

Section 6.01. Death. Executive’s employment hereunder shall terminate upon the death of Executive.

Section 6.02. Disability. In the event any physical or mental disability (including without limitation any alcohol or chemical dependency) renders Executive, even with a reasonable accommodation, substantially unable to perform his duties hereunder, and such disability continues for a period of ninety (90) consecutive days, the Company may terminate Executive’s employment. Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and Executive. The failure of Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by Executive to the determination of disability by the Board. In the event that Executive is deemed to be disabled in accordance with this Section 6.02, the Company shall provide Executive with thirty (30) days’ notice of termination due to disability.

Section 6.03. By the Company for Cause. The Company may terminate Executive’s employment for Cause (as defined below) at any time effective upon written notice to Executive. For purposes hereof, the term “Cause” shall mean that the Board has determined that Executive has (a) engaged in conduct amounting to fraud or dishonesty against the Company, (b) knowingly refused to follow the reasonable directions of the Board, (c) engaged in unethical conduct, (d) knowingly violated the law in the course of performance of the duties of his employment with the Company, (e) repeatedly been absent from work without a reasonable excuse, (f) been intoxicated with alcohol while on the Company’s premises during regular business hours, (g) used illegal drugs, (h) been convicted of or pled guilty or nolo contendere to a felony or a crime involving moral turpitude, (i) gross failure of, or willfully neglecting to perform, a duty in performance of his duties as set forth in this Agreement, or (j) committed a material breach or violation of the terms of this Agreement or any other agreement to which Executive and the Company are parties and which breach constitutes grounds for termination for Cause under this Section 6.03. The Company and Executive agree, however, that, in the case of items (b), (e), (i), and (j) above, the Company may not terminate Executive’s employment for Cause unless Executive has failed to remedy such failures within thirty (30) days following written notice by the Company to Executive specifically identifying the failures the Company claims of the Executive and the actions Executive reasonably needs to take to remedy such failures. In the event that the Company determines that the Executive has failed to remedy such failures after the required notice is provided and moves forward with termination under this section, the Company shall provide Executive at the time of termination a written statement of the ground(s) for the termination, including a full description of all facts and circumstances relied upon for the termination. With respect to items (a), (c), (d), (f), (g), and (h), the Company shall provide Executive at the time of termination a written statement of the ground(s) for the termination, including a full description of all facts and circumstances relied upon for the termination. Notwithstanding any provision of this Section 6.03 to the contrary, any resignation by Executive following the occurrence of facts or circumstances that would constitute Cause shall not preclude the Company from treating Executive’s termination as a termination for Cause.

Section 6.04. By the Company without Cause. The Company may terminate Executive’s employment at any time without Cause effective upon written notice to Executive sixty (60) days prior to the date of termination.

Section 6.05. By Executive without Good Reason. Executive may terminate this Agreement for any reason upon written notice to the Company. However, due to the nature of Executive’s position with the Company, Executive must provide the Company one hundred twenty (120) days’ notice of his intent to terminate this Agreement.

Section 6.06. By Executive with Good Reason. Subject to the cure provisions provided in section 6.06(d), Executive may terminate his employment under this Agreement for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” will be treated as an involuntary separation from service if Sections 6.06(a)-(d) are satisfied:

(a)	Executive gives the Company thirty (30) days written notice of termination (“Notice of Good Reason”); and

(b)	One or more of the following conditions occur without the consent of Executive:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	[A material diminution in the budget over which the Executive retains authority ];

(iv)	A material change in the geographic location at which the Executive must perform the services that increases the Executive’s home-to-work commuting distance by more than 50 miles; or

(v)	Any other action or inaction that constitutes a material breach by the Executive of this Agreement.

(c)	Executive provides Notice of Good Reason within sixty (60) days of initial existence of one or more of the conditions in Section 6.06(b); and

(d)	Company does not remedy the condition within thirty (30) days.

Section 6.07. Executive hereby acknowledges and agrees that as of the Effective Date he does not have “Good Reason” under any prior employment agreement or under this Agreement, and that any “Good Reason” arising under this Agreement may occur only with respect to actions or circumstances occurring after the Effective Date.

Section 7. Effect of Termination. The following provisions shall apply in the event that Executive’s employment under this Agreement is terminated. For purposes of this Agreement, the date of termination of employment shall be referred to as the “Termination Date.”

Section 7.01. By Executive Without Good Reason or by the Company for Cause. In the event of the termination of this Agreement by Executive without Good Reason or by the Company for Cause, the Company shall, within thirty (30) days of Executive’s separation from service, as defined by Code Section 409A, pay Executive any current Base Salary that has been earned and accrued and any Performance Bonus that has been earned through the Termination Date according to the board-approved bonus plan. The Company shall provide Executive with health insurance through the Termination Date.

Section 7.02. Death or Disability. In the event of the termination of this Agreement as a result of the death or disability of Executive, the Company shall, within thirty (30) days of Executive’s the death or disability as defined by Code Section 409A, pay Executive any current Base Salary that has been earned and accrued and any Performance Bonus that has been earned through the Termination Date according to the board-approved bonus plan. The Company shall provide Executive with health insurance through the Termination Date.

Section 7.03. By Executive for Good Reason or by the Company Without Cause. In the event of the termination of this Agreement by Executive for Good Reason or by the Company without Cause, the Company shall pay Executive (i) his then current Base Salary that has been earned and accrued and any Performance Bonus that has been earned through the Termination Date according to the board-approved bonus plan, and (ii) his then current Base Salary for eighteen (18) months following the Termination Date (the component in Clause (ii) is referred to as the “Termination Pay”), provided that the Executive timely executes and does not revoke a waiver and release agreement in a form to be provided by the Company. Executive acknowledges and agrees that he must deliver such executed release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after receiving a copy of the release, failing which Executive will forfeit all rights to any portion of the aforementioned Termination Pay.

(a) Form of Payment. The Termination Pay under Section 7.03 must be paid in eighteen (18) monthly installments beginning with the month that follows Executive’s separation from service as defined in Code Section 409A. Termination Pay may not be paid in a one-time lump sum payment.

(b) Health Insurance. In addition to the Termination Pay, the Company shall continue to provide Executive with health insurance and life insurance as provided in Section 5 above for eighteen (18) months following the Termination Date. Section 7.03(b) does not entitle executive to life insurance provided in Section 5.02.

Section 7.04. No Other Benefits. Except as specifically provided in this Section 7, Executive shall not be entitled to any salary, bonus, allowance, severance payment, or other compensation or benefits from the Company upon the termination of his employment under this Agreement regardless of the reason for the termination.

Section 8. The Company’s Proprietary Information. This Section 8 imposes certain obligations upon Executive with regard to Inventions in the Field (as defined below) and Company Proprietary Information (as defined below), but this Section does not limit in any way Executive’s obligations or duties arising elsewhere in this Agreement or under the law with regard to such Inventions in the Field and Company Proprietary Information.

Section 8.01. Company Proprietary Information. For purposes of this Agreement, “Company Proprietary Information” means technical, business, customer, sales, and other information of the Company, whether or not recorded in writing, electronic media, or otherwise, which derives value from not being generally known to the public or to other persons or entities who can obtain value from its disclosure or use, and includes, without limitation, technical and non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, designs, product plans, lists or information concerning actual or potential customers or suppliers, information regarding business plans and operations, methods and plans of operation, marketing strategies, sales and distribution plans or strategies, cost information, pricing strategies, acquisition and investment plans, and other strategic and tactical plans prepared by the Company or its employees. Company Proprietary Information includes information which is produced or held by the Company’s affiliates and subsidiaries and which is generated by third parties for the Company and that the Company treats, or is obligated to maintain, as confidential. Company Proprietary Information shall not include: (a) any record, data, or information which is in the public domain provided the same is not in the public domain as a consequence of unlawful or unauthorized disclosure by Executive in violation of this Agreement; or (b) record, data or information that has been independently developed through lawful means.

Section 8.02. Fiduciary Obligations. Executive agrees that Company Proprietary Information and Inventions in the Field are of critical importance to the Company and agrees that he holds and shall hold all Company Proprietary Information and all Inventions in the Field and information related thereto in a fiduciary capacity for the sole benefit of the Company.

Section 8.03. Non-Use and Non-Disclosure. Executive shall protect the confidentiality of all Company Proprietary Information at all times, both during and after the Term and any Renewal Terms, for so long as the information or material remains confidential or a trade secret. Executive shall not during the Term, any Renewal Term, or at any time thereafter, (i) disclose, directly or indirectly, any Company Proprietary Information to any entity or person except (a) authorized employees of the Company who at the time of such disclosure, in the reasonable judgment of Executive, need to know such Company Proprietary Information for valid business purposes of the Company, (b) such other persons to whom Executive has been specifically instructed to make disclosure by the Board, (c) to the extent required in the course of Executive’s service to the Company, or (d) as required by law, or (ii) use any Company Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any person or entity other than the Company. At the termination of his employment, Executive shall deliver to the Company all notes, letters, documents and records (whether contained in written, electronic or any other media) which may contain Company Proprietary Information which are then in his possession or control. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Executive (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order.

Section 8.04. Assignment of Inventions and Copyrights.

(a) For the purposes of this Agreement, “Inventions in the Field” shall mean any newly created document, recording or material, discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not, but specifically including anything that is patentable or copyrightable, and whether reduced to practice or not, conceived or made by Executive individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the business of the Company or its affiliates and subsidiaries, or which resulted or results from any work performed by any employee or agent thereof during the Term or for one (1) year after termination of Executive’s employment under this Agreement for any reason.

(b) Executive agrees at all times promptly to disclose all Inventions in the Field to the Company, in such form and manner as the Company may reasonably require. Executive further agrees to grant, assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field, together with all United States and foreign rights with respect thereto, and at the Company’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and at the Company’s expense, to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights.

(c) Executive acknowledges that Executive’s work on and contributions to documents and other expressions in tangible media (collectively, “Works”) are within the scope of Executive’s employment and part of Executive’s duties and responsibilities for the Company and its affiliates and subsidiaries, and are, and at all times shall be regarded as, “work made for hire” as that term is used in the United States Copyright Laws.

(d) In the event Executive fails to comply with Section 8.04(b) above, Executive hereby irrevocably appoints each person who may from time to time serve as CEO, President, Treasurer or Secretary of the Company as his attorney-in-fact with specific authority to execute, acknowledge, swear to, file and deliver any and all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights in the Company, including without limitation any assignments of his interests in such patents or copyrights. The foregoing powers shall be irrevocable and shall be deemed powers coupled with an interest in recognition of the fact that each of the parties will be relying upon the power and authority of the Company’s officers to take all actions necessary or appropriate to preserve and to carry out the other provisions of this Agreement.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Section 9. Restrictions on Activities of Executive.

Section 9.01. Acknowledgments. Executive and the Company agree that Executive is being employed hereunder in an important capacity with the Company and that the Company is engaged in a highly competitive business. Executive and the Company further agree that it is appropriate to place reasonable limits as set forth herein on his ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company.

Section 9.02. Restrictive Covenants.

(a)	Definitions.

i.	For purposes of this Agreement only, Restricted Period means a period from the Effective Date until twenty-four (24) consecutive months after the Executive’s Termination Date.

ii.	For purposes of this Agreement only, Company Entity means Specialty Building Products, LLC and its subsidiaries.

iii.

For purposes of this Agreement only, “Competing Business” means any business that is in competition with (A) the present products marketed or sold by any Company Entity to its customers and as such products may be improved and/or modified, (B) the present services marketed, sold or provided by any Company Entity to its customers and as such services may be improved and/or modified or (C) the products and/or services any Company Entity develops, designs, manufactures, markets, produces or supplies in the future to its customers.

iv.

For purposes of this Agreement only, “Territory” means North America and every other territory or country where any Company Entity maintains employees, owns property or otherwise conducts business during the Restricted Period.

(b) Non-Competition; Non-Solicitation of Business Relations. Executive hereby covenants and agrees that, during Restricted Period, Executive may not, directly or indirectly, whether as principal, agent, owner, employee, equityholder, partner, creditor, member, manager, independent contractor, consultant or in any other capacity, (i) carry on or engage in any Competing Business in the Territory, (ii) solicit or induce or attempt to solicit or induce any customer, supplier, vendor, licensor, licensee, lessor, lessee or other business relation of any Company Entity (each a “Business Relation”) to cease or refrain from doing business with, or otherwise modify adversely the business done with, any Company Entity or (iii) in any way knowingly interfere with the relationship (or prospective relationship) between any Business Relation and any Company Entity. Section 9.02(b) does not prohibit Executive from consulting with, or working on behalf of, any Business Relation or any building products company that does not meet the definition of a Business as long as Executive complies with the obligations imposed in Section 9.02(d).

(c) Non-Solicitation of Company Employees; No Hire. Executive hereby covenants and agrees that, during the Restricted Period, Executive may not, directly or indirectly, (i) recruit, solicit, contact or approach for employment, hiring or engagement (whether as an employee, consultant, agent, independent contractor or otherwise), or encourage to leave his or her employment, consulting or independent contractor relationship with any Company Entity, or (ii) employ, hire or engage as an employee, consultant, agent, independent contractor or otherwise, any person who is employed or otherwise engaged by any Company Entity as of immediately prior to the Effective Date (each such Person, a “Company Employee”); provided, that, (A) with respect to clause (i) in this Section 9.02(c), generalized advertisements of employment not focused specifically on or directed in any way at any Company Employee shall not be deemed to constitute a breach, and (B) clause (ii) of this Section 9.02(c), shall not preclude the Executive from soliciting, hiring or engaging any employee or independent contractor from and after the nine (9) month anniversary of the termination by any Company Entity of such employee or independent contractor.

(d) Confidentiality. Executive hereby covenants and agrees that Executive must keep confidential and not, directly or indirectly, divulge to any unauthorized person or use or otherwise appropriate for their own benefit, any confidential or proprietary information or documents of or relating to any Company Entity, including, without limitation, the following: all Intellectual Property Rights of any Company Entity; confidential records, computer software programs or any portions or logic comprising said programs; terms of Contracts; pricing information, customer or supplier lists, marketing information or sales techniques; and planning and financial information of any Company Entity (hereinafter referred to as the “Confidential Information”). In the event that the Executive is requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, Executive shall notify the Company promptly of the request or requirement so the Company, as applicable, may seek an appropriate protective order or waive compliance with the provisions of this Section 9.02(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Executive believes in good faith that Executive is compelled by Law to disclose any such Confidential Information, the Executive may disclose such Confidential Information to the extent required by Law; provided, however, that Executive shall use Executive’s commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the Company shall reasonably request. Executive hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Executive or the Company may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

(e) Permitted Disclosures. Notwithstanding the foregoing, Executive may be permitted to disclose Confidential Information to any Company Entity and representatives to the extent reasonably necessary in order for Executive to perform his obligations and exercise the his rights and remedies under this Agreement, provided that (i) Executive advises any such recipient of the obligations set forth in Section 9.02(d) and takes such other reasonable actions as shall be necessary or desirable in order to ensure that any such recipient complies with such obligations and (ii) Executive remains responsible to the Company for any breach by any such recipient of the obligations set forth in Section 9.02(d).

Section 9.03. Blue-Pencil. If any provision or part of this Section 9 is unenforceable because of its duration or its geographic coverage, or because it is too expansive in any other respect, the parties hereto agree to modify this Section 9, and that the court making such determination shall have the power to interpret and modify this Section 9, to reduce the duration, the geographic coverage, or such other provision and to delete specific words or phrases herefrom (“blue-penciling”), so that this Section 9 shall extend over the longest time, the largest geographic area and in any other respect as contemplated by this Agreement, as is enforceable under applicable law and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced. The parties intend the above restrictions to be completely severable and independent, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.

Section 9.04. EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF HIS EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

Section 10. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and performed to be in compliance with Code Section 409A, including but not limited to exemptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement must be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Code Section 409A. The Company and Employee agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Code Section 409A. Neither the Company nor Employee will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by or damages for failing to comply with the Code.

(b) For purposes of Code Section 409A, Executive is a “service provider” as defined in Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Section 11. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of posting a bond or proving actual damages.

Section 12. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 13. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery; or on the date of electronic confirmation of receipt, if sent by facsimile transmission or electronic mail; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after deposit with a reputable overnight courier for overnight delivery (delivery charges prepaid), as follows:

If to the Company:	U.S. Lumber Group, LLC
2160 Satellite Blvd. Suite 450
Duluth, GA 30097
Attention: Jeff McLendon

If to Executive:	At the address (or to the facsimile number) shown in the books and records of the Company.

Section 14. Arbitration. Except as stated herein, any controversy or claim arising out of or relating to the foregoing Agreement or the breach thereof shall be settled by binding arbitration in accordance with the most recent Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The AAA’s Optional Rules for Emergency Measures of Protection shall apply to this Agreement and may be utilized in any proceeding hereunder. Unless otherwise directed by the Arbitrator pursuant to law, the Company shall pay the fees of the Arbitrator and any arbitration filing fees, except for any legal proceeding that Executive initiates under this provision, in which case the Executive is responsible for that amount of the filing fee that is equal to the amount Executive would be responsible for paying if pursued in a court of law.

Section 15. Miscellaneous.

Section 15.01. Entire Agreement, Modification. This Agreement constitutes the entire agreement between the parties hereto withregard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended, revised or waived, except by a writing signed by the parties.

Section 15.02. Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporation or other entity or by the transfer of all or substantially all of the assets of the Company to any other corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. If the Company transfers all or substantially all of its assets to any other corporation, firm or entity, the Company shall have the right to assign this Agreement to that corporation, firm or entity. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws or permitted by this Agreement.

Section 15.03. Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 15.04. No Conflicting Agreements. Executive represents and warrants to the Company that (a) there are no restrictions, agreements, or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (b) the execution of this Agreement and Executive’s employment hereunder shall not constitute a breach or violation of any law, contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound, (c) Executive is free and able to execute this Agreement and to enter into employment with the Company, (d) to Executive’s knowledge, he has not violated nor is he in violation of any law, regulation, rule, order, stipulation or the like relevant to the Company’s business, and (e) this Agreement is Executive’s valid and binding obligation, enforceable in accordance with its terms. The Company represents that this Agreement is its valid and binding obligation, enforceable in accordance with its terms.

Section 15.05. Attorneys’ Fees. Except as ordered otherwise by a court, arbitrator, or other tribunal, in the event that any suit or action is instituted arising out of or relating to this Agreement or the employment relationship between the parties, each party shall be responsible for his or its own fees, costs and expenses of such suit or action, including without limitation, reasonable fees and expenses of attorneys and accountants, and including without limitation all reasonable fees, costs and expenses of appeals.

Section 15.06. Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of Georgia, without regard to principles of conflicts of laws.

Section 15.07. Waiver of Breach. Except as provided herein, failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

Section 15.08. Remedies Cumulative. All rights and remedies conferred upon the parties hereto by this Agreement or by law, in equity or otherwise, shall be cumulative of each other.

Section 15.09. Independent Advice from Counsel. Each of the parties has received independent legal advice from legal counsel of his or its choice with respect to the advisability of entering into this Agreement and its terms, or has voluntarily and knowingly declined to seek legal counsel. The terms of this Agreement are the result of negotiations between the parties, and the provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not for or against either party, regardless of which party may have drafted this Agreement or any specific provision.

Section 15.10. Termination of Existing Employment Agreements. All employment agreements or offer letters to which Executive is a party, whether oral or written, are hereby terminated and superseded in whole by this Agreement.

Section 15.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed or caused the execution of this Agreement as a sealed instrument as of the day and year first above written.

COMPANY:

U.S. Lumber Group, LLC

By:	/s/ Jeffery D. McLendon
Name:	Jeffery D. McLendon
Title:	President and CEO

EXECUTIVE:

/s/ Chris Gerhard
Chris Gerhard